UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported): June 1, 2004

Host Marriott Corporation

(Exact name of registrant as specified in its chapter)

Maryland	001-05664	53-0085950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6903 Rockledge Drive, Suite 1500

Bethesda, Maryland 20817

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (240) 744-1000

Item 5. Other Events

Offering of Common Stock. On June 9, 2004, Host Marriott Corporation (the “Company”) entered into an Underwriting Agreement with Citigroup Global Markets Inc. and Deutsche Bank Securities Inc. pursuant to which the Company agreed to issue and sell 25,000,000 shares of its common stock at a price to the underwriters of $12.04 per share raising net proceeds (after deducting underwriting discounts and commissions and estimated expenses) of approximately $301 million. The Company intends to use the net proceeds from the offering and available cash to fund the purchase of the Fairmont Kea Lani Maui (discussed below). The Company has also granted such underwriters an option for 30 days to purchase, at the same price per share, up to 3,750,000 additional shares of common stock to cover over-allotments.

Hotel Acquisition. On June 7, 2004, the Company entered into an agreement to acquire the 450-suite Fairmont Kea Lani Maui for $355 million. An affiliate of the seller, Fairmont Hotels and Resorts, will continue to manage the resort. This represents the Company’s first property managed by Fairmont. The purchase is subject to customary closing conditions and is expected to close in August.

Board Declassification. On May 20, 2004, the Company’s stockholders approved a proposal to amend its charter to declassify its Board of Directors. On June 1, 2004, the Company filed Articles of Amendment of its charter with the State Department of Assessments and Taxation of Maryland to effectuate the declassification. As a result, the Company’s stockholders will elect all members of its Board of Directors annually beginning with the Company’s 2005 Annual Meeting.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c)	Exhibits.

1.1	Underwriting Agreement dated June 9, 2004 by and between Host Marriott Corporation and Citigroup Global Markets Inc. and Deutsche Bank Securities Inc.

3.1	Articles of Amendment of the charter of Host Marriott Corporation

5.1	Opinion of Venable LLP

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized this 10th day of June 2004.

HOST MARRIOTT CORPORATION
By:	/s/ LARRY K. HARVEY
Name:	Larry K. Harvey
Title:	Senior Vice President and Corporate Controller

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Exhibit No.	Description
1.1	Underwriting Agreement dated June 9, 2004 by and between Host Marriott Corporation and Citigroup Global Markets Inc. and Deutsche Bank Securities Inc.

3.1	Articles of Amendment of the charter of Host Marriott Corporation

5.1	Opinion of Venable LLP

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